EXHIBIT (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

FX Energy, Inc.
At
$1.15 Per Share
Pursuant to the Offer to Purchase
Dated October 27, 2015
by
Kiwi Acquisition Corp.
a wholly-owned subsidiary of
ORLEN Upstream Sp. z o.o.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., EASTERN TIME, ON WEDNESDAY, NOVEMBER 25, 2015, UNLESS THE OFFER IS EXTENDED.

October 27, 2015

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by ORLEN Upstream Sp. z o.o., a Polish private limited company ("Parent"), to act as Information Agent in connection with the offer by Kiwi Acquisition Corp., a Nevada corporation ("Merger Sub") and a wholly-owned subsidiary of Parent and an indirectly wholly-owned subsidiary of Polski Koncern Naftowy Orlen S.A., a stock corporation incorporated under the laws of the Republic of Poland ("PKN ORLEN"), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of FX Energy, Inc., a Nevada corporation (the "Company"), at a price of $1.15 per Share, net to the holder thereof in cash, without interest and less any amounts as are required to be deducted or withheld therefrom under applicable law, upon the terms and subject to the conditions set forth in the offer to purchase dated October 27, 2015 (as it may be amended or supplemented, the "Offer to Purchase"), and related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer") enclosed herewith. Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to Computershare Trust Company, N.A. (the "Depositary") prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

  A.
  The Offer to Purchase, dated October 27, 2015.

  B.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients. Properly completed and duly executed facsimile copies of the Letter of Transmittal may be used to tender book-entry transfer of Shares.

  C.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such Certificates and all other required documents cannot be delivered to the Depositary prior to the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer.

  D.
  The Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

  E.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  F.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M., EASTERN TIME, ON WEDNESDAY, NOVEMBER 25, 2015, UNLESS THE OFFER IS EXTENDED.

        Please note the following:

  1.
  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 13, 2015 Central European Time (October 12, 2015 Mountain Standard Time) (as it may be amended or supplemented from time to time, the "Merger Agreement") by and among Parent, Merger Sub and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub and further provides that following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the laws of the State of Nevada, Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger, any remaining Shares not tendered in the Offer (other than Shares owned by the Company, Parent or Merger Sub or their respective direct or indirect wholly-owned subsidiaries or any Shares held by stockholders of the Company who properly exercise dissenters' rights, if available) will be converted into the right to receive $1.15 without interest thereon and less any amounts as are required to be deducted or withheld therefrom under applicable law.

  2.
  After due consideration, the Company board of directors has unanimously (i) determined that the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), are fair to, advisable to and in the best interests of the Company and the holders of Shares, (ii) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger) and (iii) recommended to the holders of Shares that they accept the Offer, tender their Shares to Merger Sub pursuant to the Offer, and, to the extent approval of holders of Shares is required under Nevada law to consummate the Merger, approve the Merger Agreement.

  3.
  The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares, that, considered together with the Shares, if any, directly or indirectly owned by Parent or Merger Sub represents (a) at least a majority of the Shares then outstanding (determined on a fully diluted basis) and (b) at least a majority of the voting power of the shares of capital stock of the Company then outstanding

    (determined on a fully diluted basis) and entitled to vote upon the approval and adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in the Offer to Purchase including, but not limited to, the receipt of any approval required by and/or the expiration of each mandatory waiting period under any applicable antitrust, competition or similar law. There is no financing condition to the Offer. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 15—"Conditions of the Offer" of the Offer to Purchase.

  4.
  In all cases, Merger Sub will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) Certificates or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase; (b) a Letter of Transmittal (or facsimile thereof), duly executed and in proper form with respect to such Certificates, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of the Company at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary's account at the DTC. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY MERGER SUB, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  5.
  Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Merger Sub will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to the Depositary, the Information Agent and Georgeson Securities Corporation (the "Dealer Manager")) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Parent will reimburse you, upon request, for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Merger Sub will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Georgeson, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON, THE AGENT OF MERGER SUB, PARENT, PKN ORLEN, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.